UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 2, 2004

TRIQUINT SEMICONDUCTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22660	95-3654013
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 N.E. Brookwood Parkway, Hillsboro, Oregon		97124
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (503) 615-9000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

TriQuint Semiconductor, Inc. (the “Registrant”) adopted the TriQuint Semiconductor, Inc. Nonqualified Deferred Compensation Plan (the “Plan”), effective October 31, 2004.  Under the Plan, the Registrant will provide employees who are eligible to participate in the Plan and members of its Board of Directors with the opportunity to defer a specified percentage of their cash compensation. The amount of compensation to be deferred by each participating employee or board member (each, a “Participant”) will be based on elections by each Participant.

Under the Plan, the Registrant will be obligated to deliver on a future date deferred compensation credited to a Participant’s account, adjusted for any positive or negative investment results from investment alternatives selected by the Participant under the Plan (each, an “Obligation” and collectively, the “Obligations”). The Obligations are unsecured general obligations of the Registrant and rank in parity with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not transferable except upon death of the Participant. There is no trading market for the Obligations.

The Registrant can amend the Plan at anytime to satisfy the applicable requirements of the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or to conform to any change in federal law or to any regulation or ruling thereunder. The Registrant may terminate the Plan at any time and upon termination the Obligations to each Participant shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan and Participants’ deferral elections.

The Plan is attached as Exhibit 10.46 to this Report.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

Exhibit Number	Description of Exhibit
10.46	TriQuint Semiconductor, Inc. Nonqualified Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2004	TRIQUINT SEMICONDUCTOR, INC.

	By:	/s/ RAYMOND A. LINK
Raymond A. Link
Vice President, Finance and Administration, Chief Financial Officer and Secretary

Index to Exhibits

Exhibit Number	Description of Exhibit
10.46	TriQuint Semiconductor, Inc. Nonqualified Deferred Compensation Plan